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                                                                      EXHIBIT 99


           TAMBORIL CIGAR COMPANY ANNOUNCES SUCCESSFUL COMPLETION OF
               $3,000,000 FIRST TRANCHE OF $6,000,000 FINANCING

FOR IMMEDIATE RELEASE

October 1, 1997

MIAMI, FL, TAMBORIL CIGAR COMPANY (NASD Bulletin Board symbol: "SMKE") today announced that it had completed the $3,000,000 first tranche of a $6,000,000 private placement of convertible preferred stock and convertible debentures. The financing is comprised of three tranches with the first tranche of $2,800,000 of the Company's Series B Convertible Preferred Stock and $200,000 principal amount of the Company's 8% Convertible Debentures. Both the Debentures and the Series B Preferred Stock are convertible into shares of the Company's Common Stock upon terms and subject to conditions set forth in a Purchase Agreement. The Company also issued an aggregate 225,000 Warrants to the Purchasers and the placement agent to purchase shares of the Company's Common Stock at a price equal to 125% of the average market price of the Company's Common Stock for the five trading days preceding the closing. Under the terms of the Purchase Agreement, the Company has the option to require the Purchasers to purchase up to an additional $3,000,000 of Series B Preferred Stock in two $1,500,000 tranches, provided various conditions are met. The financing was arranged by Refco Securities, Inc. as Placement Agent.

The Company plans to use the proceeds from the financing to complete its second manufacturing facility in the Dominican Republic, to expand inventory purchases and hire workers to support increased production and to repay a portion of its long-term debt. In addition, the Company plans to apply for listing of its Common Stock on the Nasdaq SmallCap Stock Market in conjunction with the filing of its Form 10-Q for the period ended September 30, 1997.

Anthony Markofsky, President of the Company, stated: "We are very pleased to have attracted the quality of investors brought to our transaction by Refco. This capital will enable the Company's aggressive expansion plans to continue apace. With the addition of our second production facility, we will roughly quadruple our production capacity. This expansion is necessary to enable us to capitalize on the demand for our Tamboril/TM/ and Cordova/TM/ brand cigars and the positive initial reaction to our Fore!/TM/ cigar. With our anticipated application to the Nasdaq SmallCap Stock Market, we should have the continued access to the capital markets necessary to continue our growth."

The Tamboril Cigar Company manufactures and distributes premium, hand rolled cigars under the Tamboril/TM/, Cordova/TM/ and Fore!/TM/ brand names. Its manufacturing facilities are located in the Dominican Republic and its headquarters and U.S. sales offices are located in Miami, Florida. The Company's common stock trades on the NASD Electronic Bulletin Board under the trading symbol "SMKE". For all information requirements please contact the Company's Investor Relations at 1-800-227-5409.